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                                  EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 1st day of May, 1998, between THRIFT MANAGEMENT, INC., a Florida corporation (the "Company"), and Ray Bryce (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Board of the Directors of the Company desires to employ the Executive to serve as Senior Vice President of the Company and/or a wholly owned subsidiary of the Company;

         WHEREAS, the Board desires to provide for the employment of the Executive and establish the terms of Executive's compensation, including appropriate incentive compensation based on the Company's performance during the term of the Executive's employment with the Company; and

         WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, as Senior Vice President of the Company and/or a wholly owned subsidiary of the Company, with such duties, responsibilities and authority as may, from time to time, be assigned to the Executive by the Board of Directors or Chief Executive Officer of the Company (the "Executive's Duties"). The Executive shall devote all of his working time and efforts to the business and affairs of the Company. The term of this Agreement (the "Employment Term") shall be from the date of this Agreement through April 30, 2002. The Executive's employment with the Company shall continue until the end of the Employment Term, unless either the Company or the Executive shall have previously provided to the other party written notice of such party's intention not to continue such employment in accordance with Section 4 hereof.

     2. COMPENSATION AND BENEFITS. The Company shall pay to the Executive the annual compensation and other amounts set forth below:




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                  (a) BASE SALARY. The Company shall pay the Executive an
initial annual base salary of US$100,000, payable in bi-weekly installments according to the Company's regular payroll practices and subject to such deductions as may be required by law. The Executive shall be entitled to such further annual increases in base salary as may be determined by the Board of Directors from time to time during the Employment Term, provided that such increases shall not be less than 5% annually.

                  (b) CASH BONUS. The Executive shall receive an annual bonus in an amount to be determined by the Board of Directors, which annual bonus shall be not less than US$10,000.

                  (c) AUTOMOBILE. The Company shall provide the Executive with a leased vehicle for his use in Florida and will reimburse the Executive for insurance, gasoline and repairs in connection therewith. To the extent that the Executive's personal vehicle is used by him for Company business outside of Florida, the Executive shall be reimbursed at a rate of US$.27 per mile.

                  (d) OTHER BENEFITS. In addition to the foregoing, the Executive shall receive:

                           (i) US$200.00 per month for the purpose of reimbursement of the health insurance needs for himself and his dependents, which payments shall continue until the Company implements a health insurance plan;

                           (ii) three weeks' paid vacation annually, provided that during the first year of the Employment Term, the Executive shall be entitled to two weeks' paid vacation after the first six months of the Employment Term;

                           (iii) a laptop computer for his use, with docking for monitor and keyboard, together with Microsoft Office software and Internet access;

                           (iv) a printer, facsimile machine and photocopier for home use;

                           (v) a digital cellular telephone;

                           (vi) a Company credit card and reimbursement of Company-related travel expenses;

                           (vii) if the Executive relocates at the Company's request, reimbursement of reasonable moving expenses;

                           (viii) all such other benefits, including participation in all retirement and other benefit plans (which may include, in the Board's sole discretion, ESOP, 401(k) and life and disability insurance plans) and paid holidays consistent with the Company's practices (which currently provides for six


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                           paid holidays), as may be available from time to time
                           to officers and employees of the Company generally. The Company agrees that the Executive shall be immediately eligible for all such benefits and plans, as permitted by applicable law.

                  (e)      OPTIONS.

                           (i) Upon signing this Agreement, the Executive shall be granted options (the "Options") to acquire an aggregate of 25,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), under the Company's 1996 Stock Option Plan, as amended (the "Plan"). The exercise price shall be US$_______ per share of Common Stock. The Options shall vest as follows: (i) with respect to 25% of the Options, at any time on or after one year from the date hereof; (ii) with respect to an additional 25% of the Options, at any time on or after two years from the date hereof; (iii) with respect to an additional 25% of the Options, at any time on or after three years from the date hereof; and (iv) with respect to the remaining 25% of the Options, at any time on or after four years from the date hereof.

                           (ii) In addition to the foregoing, the Executive shall be granted a minimum of 5,000 additional Options per year, at exercise prices based on the then-current market value, subject to increase in the Board's discretion if the Executive has achieved certain agreed-upon performance objectives.

         3. TERMINATION. The Executive's employment hereunder may be terminated at any time prior to the scheduled expiration of the Employment Term by the Board of Directors or the Chief Executive Officer of the Company in its or his sole discretion, as applicable, including as follows:

                  (a) The Executive's employment may be terminated for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the material failure of the Executive to fulfill the Executive's Duties, after notice to the Executive describing such material failure and the steps required to fulfill the Executive's Duties, and the Executive's subsequent failure to complete such steps; (ii) the Executive's engaging in misconduct that is materially injurious to the Company, monetarily or otherwise, or that constitutes personal dishonesty or breach of fiduciary duty; (iii) any action by the Executive or any failure to act on the part of the Executive that constitutes fraud, embezzlement or conviction of a felony; or (iv) any material breach of this Agreement by the Executive.

                  (b) The Executive's employment hereunder shall terminate upon his death.


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                  (c) If, as a result of the Executive's incapacity due to
physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for more than 60 days in any 12-month period (the "Disability Period") and if within 10 days after a written Notice of Termination is given, the Executive shall not have returned to the performance of his duties on a full-time basis, the Company may terminate the Executive's employment by delivering a Notice of Termination in accordance with Section 4 hereof. The Company agrees that, if the Executive subsequently becomes able to return to his employment on a full-time basis after receipt of a Notice of Termination from the Company, the Company will consider the Executive for possible re-employment with the Company if, in the Company's sole discretion, an appropriate position is available.

         4.       NOTICE OF TERMINATION.

                  (a) TERMINATION BY THE COMPANY. Any termination of the Executive's employment by the Company (other than termination by reason of the Executive's death) shall be communicated by a written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (b) TERMINATION BY THE EXECUTIVE. The Executive hereby agrees to provide the Company with not less than 60 days' prior written notice of any termination of this Agreement by him.

         5.       PAYMENTS UPON TERMINATION.

                  (a) Upon termination of this Agreement pursuant to Sections 3(a), 3(b) or 3(c) hereof or by the Executive for any reason, then, except for salary and other payments provided for herein that are due as of the date of termination, the Company shall have no obligation whatsoever after the date of such termination to make any payments to the Executive.

                  (b) Upon termination of this Agreement by the Company other than pursuant to Sections 3(a), 3(b) or 3(c) hereof, then, in addition to the salary and other payments provided for herein that are due as of the date of termination, the Executive (or his heirs or personal representative, as applicable) shall be entitled to receive a severance payment equal to one year's total compensation (which shall include payment of the Executive's base salary, annual bonus, unused vacation, health insurance reimbursement and any other benefits or payments that would be due to the Executive pursuant to the Company's then-current plans and policies).

                  (c) In the event of a termination of this Agreement, any Options granted pursuant to Section 2(e)(i) hereof that have not vested as of the date of termination shall be cancelled. Any vested Options as of the date of termination shall remain exercisable in accordance with their terms.


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         6. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

         7. COVENANT NOT TO COMPETE. The Executive agrees that during the term of this Agreement and for a period of one year from the date of termination of this Agreement, he will not, directly or indirectly, engage in the business of operating a "thrift" store, or solicit any potential suppliers or charities for such business within the State of Florida; provided, however, that the Executive shall not be limited by the foregoing provision if the Executive's employment is terminated by the Company without Cause.

         8. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be hand delivered or sent by facsimile transmission or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:        Ray Bryce
                                              1508 Chalice Crescent
                                              Mississanga, Ontario
                                              CAN L5C153
                                              Facsimile:_________________


                  If to the Company:          Thrift Management, Inc.
                                              3141 W. Hallandale Beach Boulevard
                                              Hallandale, Florida 33009
                                              Facsimile:  954/964-7920

or to such other address as any party may have furnished to the others in writing in accordance herewith. Any notice or communication given in conformity with this Section shall be deemed to be effective when received by the addressee if delivered by hand, overnight courier or facsimile (with confirmed receipt), and shall be deemed to be effective three days after mailing, if mailed.

         9. AMENDMENT AND WAIVER. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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         10. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

         11. GOVERNING LAW. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida.

         12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. NO ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other party; notwithstanding the foregoing, the Company may, at any time in its sole discretion, assign its rights and obligations under this Agreement to a wholly owned subsidiary.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                               COMPANY:

                                               THRIFT MANAGEMENT, INC.,
                                               a Florida corporation

Attest:


/s/ Diane Richards                             By: /s/ Marc Douglas
-----------------------------                  -----------------------------
                                               Marc Douglas, President and
                                               Chief Executive Officer


                                               EXECUTIVE:

Attest:


/s/ Nancy Bryce                                /s/ Ray Bryce
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                                               Ray Bryce








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